Exhibit 10.17
SEPARATION AND SETTLEMENT AGREEMENT

THIS SEPARATION AND SETTLEMENT AGREEMENT between YP Corp., a Nevada corporation, f/k/a YP.Net, Inc. (the “Company”), MAR & Associates, Inc., an Arizona corporation (“MAR”) and David J. Iannini (“Iannini”), is entered into and effective this 16th day of July 2004 (the “Effective Date”).

Background

A.    MAR and the Company previously entered into an Executive Consulting Agreement, dated May 1, 2003 (“Consulting Agreement”) that specifies the terms and conditions of MAR’s provisions to the Company of business management and administrative services, including, specifically, the services of Chief Financial Officer. On June 22, 2004, Iannini provided the Company with formal written notice of its termination of the Consulting Agreement. MAR and MAR’s officers, directors, shareholders are collectively referred to throughout this Agreement as “MAR.” In certain cases, the reference to MAR may refer to an individual officer or director of MAR.

B.    Company previously granted MAR and/or its employees an aggregate of 300,000 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), in consideration of MAR’s execution of the Consulting Agreement and services rendered prior thereto (the “Original Stock”). Additionally, the Company previously granted MAR and/or its employees an aggregate of 300,000 shares of Common Stock pursuant to Company’s 2003 Stock Plan, that are subject to transfer restrictions and forfeiture back to Company in the event MAR ceases providing services to Company (“Restricted Stock”).

C.    In consideration of the payments and covenants set forth in this Agreement, the Company, MAR and Iannini desire to enter into this Agreement to provide for their mutual separation and settlement.

Agreement

NOW THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

1.  Resignation and Termination; Waivers.

a.  Resignation and Termination. MAR and Iannini have resigned from any and all positions that either may be deemed to have held with the Company, including, without limitation, the office of Chief Financial Officer. MAR and Iannini have terminated the Consulting Agreement in accordance with the terms of thereof and, accordingly, the Consulting Agreement is of no further force or effect.

b.  Waiver of Severance. MAR, Iannini and any and all of their respective affiliates waive any right to severance benefits under the Consulting Agreement in connection with the termination of the Consulting Agreement and/or resignation of any positions held with the Company, including, without limitation, the office of Chief Financial Officer.

c.  Waiver of Reinstatement. Company is under no obligation to reinstate, renegotiate or re-execute the Consulting Agreement or the terms thereof or reinstate or employ Iannini or any of MAR’s officers, agents or employees. MAR and Iannini hereby waive any rights to recall or reinstatement of any past or future wages, bonuses, or compensation not specifically provided in this Agreement.

2.  Payments. In complete and full satisfaction and in lieu of all claims for compensation, benefits, severance or related payments from Company or any and all of its affiliates, subsidiaries, corporate parents, agents, officers, shareholders, employees, attorneys, successors, and assigns (collectively “Released Parties”), and as compensation for the covenants and services specified in this Agreement, Company will pay to MAR $20,350.00 per month at the beginning of each month for six months beginning in August, 2004 (the “Payments”). Additionally, the Company will reimburse MAR $850 for expenses incurred by MAR on behalf of Company (“Reimbursement Expense”), payable to Iannini no later than August 1, 2004. The Payments will be made directly to MAR in the same manner as previous payments. The Payments and Reimbursement Expense will comprise the aggregate and final amount owed to MAR, Iannini and all of their respective affiliates. As of the Effective Date of this Agreement, no additional compensation, consideration, payments or benefits (including, without limitation, health or dental benefits, vacation, sick leave, insurance or any related or similar benefits) are or will be owed to MAR, Iannini or their respective affiliates. Notwithstanding the foregoing, the Company may at any time during the Payment Period (as defined in Section 6(a) below) request that MAR and/or Iannini re-execute this Agreement and reaffirm the perpetuity of the Release set forth in Section 5(a) and, furthermore, the Company may condition any Payment upon MAR’s or Iannini’s compliance with such request. MAR’s or Iannini’s failure to comply with a re-execution request will permit the Company to withhold the scheduled Payment and all future Payments without penalty, default or interest until such request is complied with.

3.  Retention of Original Stock. MAR and Iannini will be permitted to retain the issued shares of Original Stock (300,000 shares). The shares of Original Stock will not be subject to restrictions on transfer or otherwise, except as required or provided for under applicable law. The Company will execute all documents and take all reasonable steps to facilitate MAR and Iannini’s ability to trade such shares without restriction once they are permitted to do so by applicable law.

4.  Forfeiture of Restricted Stock. MAR and Iannini hereby forfeit back to the Company, without any additional consideration, compensation or payment, all shares of Restricted Stock (300,000 shares) held by MAR and/or Iannini by virtue of their respective failure to continue providing services to the Company and in accordance with the provisions of the Restricted Stock Agreements pursuant to which such shares of Restricted Stock were granted to MAR and/or Iannini. MAR and Iannini will sign all documents and take all reasonable steps as requested by Company to facilitate and expedite the orderly transfer or forfeiture of the shares of Restricted Stock back to the Company. Notwithstanding the foregoing, MAR is entitled to receipt of the dividend declared to owners of record June 21, 2004.

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5.  Releases.

a.  MAR and Iannini Releases. MAR, Iannini and their respective affiliates, jointly and severally, agree to release, discharge, cancel, waive and acquit, for MAR, Iannini and their respective affiliates, including, without limitation, for Iannini’s marital community, heirs, executors, administrators, and assigns, and the Released Parties from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity, that MAR, Iannini or their respective affiliates have, had or may hereafter have against the Company or the Company’s affiliates arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. THIS FULL RELEASE OF ALL CLAIMS includes, without limitation, any claims, demands, or causes of action arising out of or under, or relating in any manner whatsoever to the Consulting Agreement and/or termination thereof or of any asserted employment of Iannini with the Company, the Civil Rights Acts of 1964 and 1991, as amended, the Fair Labor Standards Act, the Family Medical Leave Act, the Arizona Employment Protection Act, Arizona’s Wage Payment statute, or any other applicable state or federal statute, or any common law cause of action, including claims for breach of any express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney's fees or other costs, as well as any claims that related to other agreements or arrangements, whether written or oral, between the Company and MAR or Iannini. MAR, Iannini and their respective affiliates further covenant and agree, jointly and severally, that they have not instituted, nor caused to be instituted on either’s behalf, any legal proceeding, including filing any claims or complaint with any government agency alleging any violation of law or public policy against the Company or the Company’s affiliates, attorneys or agents premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, and breach of contract.

b.  The Company Release. The Company agrees to release, discharge, cancel, waive and acquit MAR, Iannini and their respective affiliates from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity, that the Company is aware of and may have against MAR, Iannini and their respective affiliates arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. THIS FULL RELEASE OF ALL CLAIMS INCLUDES, WITHOUT LIMITATION, ATTORNEY’S FEES, AND ANY CLAIMS, demands, or causes of action arising out of, or relating in any manner whatsoever to, the Consulting Agreement, as well as any claims that related to other agreements or arrangements, whether written or oral, between the Company and MAR or Iannini. The Company further covenants and agrees that it has not instituted, or caused to be instituted on the Company’s behalf, any legal proceeding, including filing any claims or complaint with any government agency alleging any violation of law or public policy against Mar, Iannini and their respective affiliates premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, and breach of contract.

6.  Covenants. MAR, Iannini and their respective affiliates, jointly and severally, agree to comply with each of the following covenants (the “Covenants”), the violation or breach of which will permit the Company to terminate this Agreement in accordance with Section 8 of this Agreement.

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a.  Transition, Consultation and Cooperation. From the Effective Date and during the period in which the Company is paying MAR the Payments (“Payment Period”), and without any additional consideration, compensation or payments, MAR and Iannini will comply with all reasonable requests made by Company to facilitate an orderly and successful transition of the duties and services previously fulfilled and provided by MAR. Additionally, during the Payment Period, and without any additional consideration, compensation or payment, Iannini will make himself available for consultation to Company and Company’s officers, directors, employees or consultants, as reasonably requested by Company, either at the Company’s facilities or elsewhere, and will cooperate with Company or such foregoing individuals in good faith to meet the objectives of such inquiry or request (“Consultation Obligation”). Additionally, without any additional consideration, compensation or payment, Iannini must (i) ensure that all filings with the Securities and Exchange Commission or other regulatory bodies that occurred while Iannini or MAR provided the services of Chief financial Officer of the Company are properly recorded, and originals are tabulated and stored correctly, and (ii) assist the Company at any time with any response to any regulatory body (if any) pertaining to any period that Iannini or Mar provided the services of Chief financial Officer of the Company. Neither MAR nor Iannini will be required to provide more than ten hours per week to Company or Company’s officers, directors, employees or consultants in satisfaction of the Consultation Obligation. MAR and Iannini represent and warrant to Company that any services provided to Company pursuant to this Agreement will be performed in a professional and workmanlike manner, in good faith and without a view toward or with an intention to impair or undermine the purposes of this Agreement. MAR and Iannini acknowledge that neither of them, nor any of MAR’s officers, directors, employees and consultants have any authority to execute contracts, agreements, documents or instruments, or negotiate on behalf of Company or otherwise to bind Company, unless expressly authorized by Company’s Chief Executive Officer. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and will not bind nor attempt to bind the other to any contract. As independent contractors, MAR and Iannini are solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort except as provided herein.

b.  Confidentiality and Non-Disclosure. MAR and Iannini recognize and acknowledge that Company’s trade secrets, proprietary information and know-how (including, without limitation, any information, materials, records, financial statements or books provided to MAR and/or Iannini during the term of the Consulting Agreement and/or this Agreement), as they may exist from time to time (“Confidential Information”), to which either has had and will continue to have access to and knowledge of, are valuable, special and unique assets of Company’s business. Neither Iannini, MAR, nor MAR’s affiliates will, during or after the term of this Agreement, in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever, nor will either make use of any such Confidential Information for its or his own purposes or for the benefit of any third-party under any circumstances during or after the term of this Agreement, provided that these restrictions will not apply to such Confidential Information which is in the public domain (provided that neither MAR nor Iannini, nor their affiliates was responsible, directly or indirectly, for such dissemination into the public domain). MAR and Iannini will use their best efforts to cause all persons or entities to whom any Confidential Information will be disclosed by either of them hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

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c.  Return of Company Property and Information. MAR and Iannini shall immediately deliver to the Company any Company records, documents, notes, manuals, lists, and other tangible items (whether in original or duplicate form) in MAR’s or Iannini’s possession or control. Mar and Iannini warrant that neither of them have taken nor retained any Company property.

d.  Public or Private Statements. MAR, Iannini and each of their affiliates (in their own name or any aliases) will refrain from making any public or private statements or comments, disparaging or otherwise, whether orally, in writing, or transmitted electronically (including e-mail or postings on Internet chat boards), concerning or in any way related to Company, its business, its prospects, its services, its current or former officers, directors or consultants, or the Internet or online Yellow Pages industry that, in the reasonable judgment of the Board of Directors of Company may, directly or indirectly, have a material adverse effect upon Company’s business, prospects or goodwill or the reputation of its employees, officers, or directors.

e.  Communication with Certain Parties. Unless specifically authorized, MAR, Iannini and each of their affiliates will refrain from communicating, either orally, in writing, or via electronic transmission, with any shareholder of Company (individual, institutional, or otherwise) or any parties with which the Company has a contractual or business relationship, including, without limitation, any employee, customer, or shareholder, with respect to matters concerning the Company’s business, client base or prospects or about MAR’s or Iannini’s departure and separation from Company; provided, however, that they may, subject to the other provisions of this Agreement, and notice to the Company’s Chief Executive Officer, communicate with executive officers, directors, employees, customers, vendors, partners and shareholders of the Company as necessary to reasonably and properly satisfy their obligations under this Agreement.

f.  Bad Faith Acts. MAR, Iannini and each of their affiliates will refrain from, directly or indirectly, engaging in any act or omission that is in bad faith and to the material detriment of the Company or its business, prospects or goodwill.

g.  Non-Competition. Neither MAR, Iannini nor any of their affiliates will, directly or indirectly, either individually or in connection with another entity or any third-party, compete with the Company or participate in the development of a product or the provision of services that reasonably could be deemed to be competitive with any of the Company’s products, services, concepts or lines of business, during the Payment Period and for a period of two years thereafter. The Company’s business, products, services or lines of business are specifically defined as the creation and production of an online business directory similar to the printed Yellow Pages. This provision will only apply to entities that derive more than 10% of their revenues from competitive business activities. The maximum value of the Payments allocated to any consulting services provided by MAR or Iannini pursuant to Section 6(a) will be $150 per hour with a maximum of 10 hours per week. The amount allocated as compensation to this non-compete are of equal value over the life of the non-compete, notwithstanding any prepayments in the first six months. If however, the Company pays for and obtains an outside valuation expert that opines for different valuations for the non-compete than the parties herein expressly agree to accept those valuations will control.

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h.  Non-Solicitation

(i)  Non-Solicitation of Customers. Neither MAR, Iannini nor any of their affiliates, whether personally or as an agent, employee, consultant, or in any other capacity on behalf of any person or entity, will, during the Payment Period and for a period of two years thereafter, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective Customer (as defined below) of the Company, for the purpose of soliciting or selling such Customer the same as, similar to, or related products or services that the Company provides, as defined above. For purposes of this paragraph, “Customer” shall mean the corporate customer itself, the representatives of the corporate customer, and any affiliated entity of the corporate customer.

(ii)  Non-Solicitation of Employees and Independent Contractors. during the Payment Period and for a period of two years thereafter, Neither MAR, Iannini nor any of their affiliates will, either alone or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, directly or indirectly, go into business with or hire any Company employee or independent contractor or solicit, induce, or recruit any Company employee or independent contractor to end its relationship with Company for the purpose of having such Company employee or independent contractor engage in services that are the same as, similar to or related to the services that such Company employee or independent contractor provided for Company.

i.  Reasonableness of Restrictions and Provision for Reduction. MAR and Iannini expressly acknowledge and agree that the time and scope limitations contained above in subparagraphs g and h of this Section 5 are entirely reasonable and are properly and necessarily required for the adequate protection of the business and intellectual property of Company. If a court of competent jurisdiction determines that two years is unreasonable or unenforceable, then the period will be 18 months. If a court of competent jurisdiction determines that 18 months is unreasonable or unenforceable, then the period will be 12 months. If a court of competent jurisdiction determines that 12 months is unreasonable or unenforceable, then the period will be 6 months.

j.  Further Assurances and Cooperation. MAR, Iannini and their respective affiliates will cooperate reasonably with the Company and with Company’s representatives, officers, directors and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) upon request, furnish to Company such further information; (b) execute and deliver to Company such other documents; and (c) do such other acts and things, all as Company may reasonably request for the purpose of carrying out the intent of this Agreement, including, without limitation, the re-execution of this Agreement.

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7.  Representations and Warranties. MAR, Iannini and their respective affiliates, acknowledging that the Company is relying upon the truth and accuracy of such representations and warranties, represent and warrant, jointly and severally, to the Company as follows:

a.  No Knowledge of Fraud and Certification of Filings. Iannini is not aware of any fraud, embezzlement, or malfeasance that is reflected in the Company’s financials statements and reports pertaining to the months of April and May, 2004 and that will be included in the Company’s Quarterly Report for the fiscal quarter ended June 30, 2004 on Form 10-QSB to be filed with the Securities and Exchange Commission (“April and May Financials”). Furthermore, the information contained in the version of the April and May Financials reviewed by Iannini prior to his departure fairly presented in all material respects the financial condition, results of operations and cash flows of Company and they do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

b.  Review of Agreement. They have been given the opportunity and have, in fact, read this entire Agreement, and it is in plain language, and each has had all questions regarding its meaning answered to their satisfaction.

c.  Independent Advice. They have been given the full opportunity to obtain the independent advice and counsel from an attorney of their own choosing and have in fact done so.

d.  Understanding of Terms. They fully understand the terms, contents and effects of this Agreement.

e.  Voluntary Act. They enter into this Agreement knowingly and voluntarily in exchange for the promises in this Agreement and that no other representations have been made to them to induce or influence their execution of this Agreement.

8.  Termination. Upon the material breach of this Agreement, including, without limitation, the Consulting Obligation or a Covenant by MAR, Iannini, or their respective affiliates, or upon the material breach of any representation or warranty, and in each case (other than a breach of a representation or warranty) after written notice by the non-breaching party and a 10-day opportunity to cure (5-day opportunity to cure in the case of a breach of the Consulting Obligation by MAR), the other may terminate this Agreement if the breach is not cured. Notwithstanding the termination of this Agreement, the Releases set forth in Section 5, the Covenants set forth in Section 6 and the representations and warranties set forth in Section 7 will survive and continue to be in effect.

9.  Arbitration. The parties agree to arbitrate any and all disputes of any kind or nature (whether in contract, tort or otherwise, or relating to any statute or other law and whether involving direct, consequential, punitive, statutory or other damages of any kind) under, in relation to, or in connection with this Agreement or any actions or omissions by any party under, in relation to or in connection with the transition relationship contemplated by this Agreement. It is the express intent of this provision that every aspect of the parties’ dispute or controversy be subject to final and binding arbitration. Arbitration shall take place in Phoenix, Arizona and shall be conducted under the commercial arbitration rules (or other similar and applicable rules) of the American Arbitration Association. The parties shall act in good faith to select a single arbitrator; provided, that if the parties do not agree on an arbitrator, then the American Arbitration Association shall select the arbitrator. The decision of the arbitrator shall be final and binding, and not subject to appeal for any reason. The parties agree that the arbitrator shall award attorneys fees, costs, and all costs and fees of the American Arbitration Association to the prevailing party in the arbitration. The arbitration award or other orders can be confirmed and/or enforced through the Maricopa County Superior Court. The arbitrator’s fees and any administrative fees and/or costs shall be divided equally between the parties. This provision does not affect the Company’s ability to seek injunctive relief with the appropriate state or federal court in order to prevent any threatened or actual breach of the Covenants by MAR or Iannini set forth in Section 6.

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10.  Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the internal laws of the State of Arizona without giving effect to any choice of law or rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Arizona to the rights and duties of the parties.

11.  Severability. If any provision of this Agreement or the application thereof is held to be invalid, void or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

12.  Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

13.  Notices. All notices, demands, or other communications that are required or are permitted to be given under this Agreement must be in writing and are sufficient upon personal delivery, facsimile, or on the third business day following due deposit in the United States Mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

If to MAR or
Iannini:	David J. Iannini

phone: ( )
fax: ( )
e-mail:

If to Company:	Chief Executive Officer
YP Corp.
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205-3321
Fax: (480) 860-0800

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14.  Attorney’s Fees. In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and costs of suit or arbitration.

15.  Intent to be Binding. This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement. Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement to be held invalid. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Company, any person or entity which purchases substantially all of the assets of Company or with whom Company merges, and any subsidiary, affiliate, corporation, or operating division of the previously described entities.

16.  Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Consulting Agreement, any letter of intent, conceptual agreement, or e-mail communication) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

17.  Injunctive Relief Damages and Forfeiture. Due to the nature of MAR’s and Iannini’s prior position with the Company, and with full realization that a violation of Section 6 of this Agreement will cause the Company immediate and irreparable injury and damage, which is not readily measurable and to protect the Company’s interests, MAR and Iannini understand and agree that, in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce Section 6 of this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by MAR or Iannini.

18.  No Admission Clause. Neither the consideration furnished pursuant to this Agreement, nor this Agreement is an admission of any violation of rights, or termination or breach of the Consulting Agreement by the Company or any affiliate or agent of the Company. The Company denies any violation of rights or termination or breach of the Consulting Agreement and denies any liability to MAR or Iannini.

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IN WITNESS WHEREOF, The Parties have caused this Separation and Settlement Agreement to be signed by their authorized representatives and Iannini has signed this Separation and Settlement Agreement, in his individual capacity, as of the date first written above.

CAUTION! THIS IS A RELEASE! READ BEFORE SIGNING!

/s/ David Iannini David Iannini	MAR & ASSOCIATES, INC., an Arizona corporation /s/ David Iannini By: David Iannini Its: President	YP CORP., a Nevada corporation /s/ Peter Bergmann By: Peter Bergmann Its: President

Re-Execution:

By signing below, I reaffirm the terms and conditions of this Separation and Settlement Agreement and specifically acknowledge that the release of claims set forth in Section 5(a) is extended through the end of the Payment Period.

Re-Execution Date:
David Iannini

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